                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                           SIGNATURE BRANDS USA, INC.
                                       AT
                              $8.25 NET PER SHARE
                                       BY
                            JAVA ACQUISITION CORP.,
                     A WHOLLY OWNED, INDIRECT SUBSIDIARY OF
                              SUNBEAM CORPORATION

                            ------------------------

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, APRIL 2, 1998, UNLESS THE OFFER IS EXTENDED.

                            ------------------------

THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF
  FEBRUARY 28, 1998 (THE 'MERGER AGREEMENT'), BY AND AMONG SUNBEAM CORPORATION
    ('PARENT'), JAVA ACQUISITION CORP. AND SIGNATURE BRANDS USA, INC. (THE
       'COMPANY'). THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE
           MERGER AGREEMENT, THE OFFER AND THE MERGER (EACH AS DEFINED
                HEREIN AND HAS DETERMINED THAT THE TERMS OF THE OFFER
                 AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS
                   OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT
                     STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR
                             SHARES PURSUANT TO THE OFFER.

                            ------------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, WHEN ADDED TO SHARES BENEFICIALLY OWNED BY PARENT AND PURCHASER (IF ANY), REPRESENTS AT LEAST 51% OF THE SHARES OUTSTANDING (ASSUMING EXERCISE OF ALL OUTSTANDING OPTIONS AND WARRANTS) ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14.

                            ------------------------

                                   IMPORTANT

     Any stockholder who desires to tender all or any portion of such stockholder's Shares (as defined herein) should either (i) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. A stockholder also may contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                            ------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:
                              MORGAN STANLEY & CO.
                                     INCORPORATED

March 6, 1998

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                ----

INTRODUCTION.................................................................................................      1

THE OFFER....................................................................................................      3

1.    Terms of the Offer.....................................................................................      3

2.    Acceptance for Payment and Payment.....................................................................      4

3.    Procedure for Tendering Shares.........................................................................      5

4.    Withdrawal Rights......................................................................................      7

5.    Certain Federal Income Tax Consequences................................................................      8

6.    Price Range of the Shares; Dividends on the Shares.....................................................      9

7.    Effect of the Offer on the Market for the Shares; Stock Listing; Exchange Act Registration; Margin
      Regulations............................................................................................      9

8.    Certain Information Concerning the Company.............................................................     10

9.    Certain Information Concerning Parent and Purchaser....................................................     12

10.   Source and Amount of Funds.............................................................................     14

11.   Background of the Offer; Purpose of the Offer and the Merger; The Merger Agreement and
      Certain Other Agreements...............................................................................     14

12.   Plans for the Company; Other Matters...................................................................     24

13.   Dividends and Distributions............................................................................     26

14.   Conditions to the Offer................................................................................     26

15.   Certain Legal Matters..................................................................................     27

16.   Fees and Expenses......................................................................................     29

17.   Miscellaneous..........................................................................................     30

SCHEDULE I

      INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER........................    I-1

To the Holders of Common Stock of
SIGNATURE BRANDS USA, INC.:

                                  INTRODUCTION

     Java Acquisition Corp., a Delaware corporation ('Purchaser') and a wholly owned indirect subsidiary of Sunbeam Corporation, a Delaware corporation ('Parent'), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the 'Shares'), of Signature Brands USA, Inc., a Delaware corporation (the 'Company'), at a price of $8.25 per Share (the 'Offer Price'), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the 'Offer').

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. Purchaser will pay all fees and expenses of Morgan Stanley & Co. Incorporated ('Morgan Stanley'), which is acting as the Dealer Manager (the 'Dealer Manager'), The Bank of New York, which is acting as the Depositary (the 'Depositary') and Hill & Knowlton, as Information Agent (the 'Information Agent'), incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE 'COMPANY BOARD'), WITH ONE MEMBER ABSENT, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES AND, WITH ONE MEMBER ABSENT, UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT THERETO.

     Donaldson Lufkin & Jenrette Securities Corporation ('DLJ') has delivered to the Company Board its opinion, dated as of February 28, 1998 (the 'DLJ Opinion'), to the effect that, as of such date and based upon and subject to certain matters stated therein, the consideration to be received by the holders of Shares pursuant to the Merger Agreement, other than Shares held by affiliates of the Company, is fair from a financial point of view to such holders. The full text of the DLJ Opinion is attached as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the 'Schedule 14D-9'), which has been filed by the Company with the Securities and Exchange Commission (the 'Commission') in connection with the Offer and which is being mailed to holders of Shares herewith. Holders of Shares are urged to, and should, read the DLJ Opinion carefully in its entirety.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES (THE 'MINIMUM SHARES') WHICH, WHEN ADDED TO THE NUMBER OF SHARES (IF ANY) BENEFICIALLY OWNED BY PARENT AND PURCHASER, REPRESENTS AT LEAST 51% OF THE SHARES OUTSTANDING (ASSUMING EXERCISE OF ALL OUTSTANDING OPTIONS AND WARRANTS) ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT (THE 'MINIMUM CONDITION'). See
Section 14. The Company has informed Purchaser that, as of March 4, 1998, there were (i) 9,186,761 Shares issued and outstanding and (ii) 2,199,053 Shares issuable pursuant to the exercise of options and warrants. The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of Parent, issue any additional Shares (except upon the exercise of outstanding options and warrants). Based on the foregoing, assuming the issuance of 2,199,053 Shares upon the exercise of outstanding options and warrants, Purchaser believes that the Minimum Condition will be satisfied if 5,806,766 Shares are validly tendered and not withdrawn prior to the expiration of the Offer.

     The purpose of the Offer is to enable Parent, through Purchaser, to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 28, 1998 (the 'Merger Agreement'), by and among Parent, Purchaser and the Company. Pursuant to the Merger Agreement and the Delaware General Corporation Law (the 'DGCL'), as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions, Purchaser or a wholly owned subsidiary of Purchaser will be merged with and into the Company (the 'Merger'), and the Company will be the surviving corporation in the Merger (the 'Surviving Corporation'). At the effective time of the Merger (the 'Effective Time'), each Share then outstanding (other than Shares held by (i) Parent or any subsidiary of Parent including the Purchaser,
(ii) the Company or any subsidiary of the Company and (iii) stockholders who properly perfect their dissenters' rights under the DGCL) will be converted into the right to receive $8.25 in cash or any higher price per Share paid in the Offer (the 'Merger Consideration'), without interest. The Merger Agreement is more fully described in Section 11.

     Concurrently with the execution and delivery of the Merger Agreement, Thomas H. Lee Equity Partners L.P., ML-Lee Acquisition Fund, L.P. and the 1989 Thomas H. Lee Nominee Trust (the 'Major Sellers'), which have voting and dispositive power with respect to 4,406,822 Shares, representing approximately 48% of the Shares outstanding on the date hereof, and certain other affiliates thereof, entered into a Stock Purchase Agreement, dated as of February 28, 1998 (the 'Stock Purchase Agreement'), with Purchaser. Pursuant to the Stock Purchase Agreement, each Major Seller has agreed, among other things, to sell to Purchaser, following expiration of the Offer, all Shares owned by such Major Seller at a price of $8.25 per share unless such Shares have been tendered and purchased pursuant to the Offer or the Merger Agreement has been terminated in accordance with its terms. The Major Sellers also agreed to certain other matters with respect to the voting of their Shares and any profits upon the sale of their Shares after the termination of the Offer. The Stock Purchase Agreement is more fully described in Section 11.

     Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of stockholders of the Company of the Merger Agreement, if required by applicable law and the Company's Amended and Restated Certificate of Incorporation, as amended (the 'Certificate of Incorporation'). See Section 14. Under the DGCL and pursuant to the Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of any class or series of the Company's capital stock that may be necessary to approve the Merger Agreement and the Merger.

     Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation (a 'short-form merger'). In the event that Purchaser acquires in the aggregate at least 90% of the outstanding Shares pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger could be effected without any further approval of the Company Board or the stockholders of the Company. Even if Purchaser does not own 90% of the outstanding Shares following consummation of the Offer, Parent or Purchaser could seek to purchase additional Shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per share consideration paid for any Shares so acquired may be greater or less than the Offer Price. Parent presently intends to effect a short-form merger, if permitted to do so under the DGCL, pursuant to which Purchaser will be merged with and into the Company. See Section 12.

     Pursuant to the Merger Agreement, following the purchase of Shares in the Offer, Parent has the right to designate directors on the Company Board and Parent intends to fully exercise that right. See Section 11.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment and pay for all Shares validly tendered, and not withdrawn, prior to the Expiration Date. The term 'Expiration Date' shall mean 12:00 Midnight, New York City time, on Thursday, April 2, 1998 (the 'Initial Expiration Date'), unless and until Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term 'Expiration Date' shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     The Offer is conditioned upon the satisfaction of the Minimum Condition, the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the 'HSR Act') and the other conditions set forth in Section 14. In the Merger Agreement, Parent and Purchaser have agreed that, if all conditions to the Offer are not satisfied on the Initial Expiration Date and if Parent determines in its reasonable discretion that all such conditions are reasonably capable of being satisfied, Parent shall extend the Offer from time to time until such conditions are satisfied or waived; provided that Parent shall not be required to extend the Offer beyond April 30, 1998, unless any necessary approvals under the HSR Act shall not have been received by such date, in which case Parent shall extend the Offer until the earlier of (i) ten days following receipt of such approvals and (ii) June 30, 1998.

     If all conditions to the Offer are not satisfied prior to the Expiration Date, Purchaser reserves the right, subject to the terms of the Merger Agreement and subject to complying with applicable rules and regulations of the Commission, to (i) decline to purchase any Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering stockholders, (ii) waive any or all conditions to the Offer and, to the extent permitted by applicable law, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain all Shares which have been tendered during the period or periods for which the Offer is extended or (iv) subject to the following sentence, amend the Offer. The Merger Agreement provides that Purchaser will not, without the prior written consent of the Company, decrease the Offer Price, change the form of consideration payable in the Offer, decrease the number of Shares sought in the Offer or change the conditions to the Offer.

     The Merger Agreement requires Purchaser to accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer if all conditions to the Offer are satisfied on the Expiration Date.

     Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'). Without limiting the obligation of Purchaser under such Rule or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service.

     If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of, or payment for, Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, the Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered pursuant to such increase. As used in this Offer to Purchase, 'business day' has the meaning set forth in Rule 14d-1 under the Exchange Act.

     The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares and will be furnished by Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for, promptly after the Expiration Date, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4. All determinations concerning the satisfaction of such terms and conditions will be within Purchaser's sole discretion, which determinations will be final and binding. See Sections 1 and 14. Subject to the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer).

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. The per share consideration paid to any holder of Shares pursuant to the Offer will be the highest per share consideration paid to any other holder of such Shares pursuant to the Offer.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered

Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates representing Shares not tendered or not accepted for purchase will be returned to the tendering stockholder, or such other person as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to such account maintained at a Book-Entry Transfer Facility as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

     Purchaser reserves the right to transfer or assign, in whole or in part, to Parent or to any direct or indirect wholly owned subsidiary of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES

     Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

     The Depositary will establish accounts with respect to the Shares at [The Depository Trust Company and the Philadelphia Depository Trust Company](each, a 'Book-Entry Transfer Facility' and, collectively, the 'Book-Entry Transfer Facilities') for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a 'Book-Entry Confirmation.' DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term 'Agent's Message' means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.


     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH A BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING

STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in any of the Book Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled 'Special Delivery Instructions' or the box entitled 'Special Payment Instructions' on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an 'Eligible Institution' and, collectively, 'Eligible Institutions'). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed

     Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A 'trading day' is any day on which the Nasdaq National Market (the 'Nasdaq National Market'), operated by the National Association of Securities Dealers, Inc. (the 'NASD'), is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing the Letter of Transmittal as set forth above (including delivery through an Agent's Message) the tendering stockholder will irrevocably appoint designees of Parent as such stockholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser, and with respect to any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after February 28, 1998 (collectively, 'Distributions'). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if and when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment of Shares tendered in accordance with the terms of the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Parent will thereby be empowered to exercise all voting and other rights with respect to such Shares (and any and all Distributions), including, without limitation, in respect of any annual or special meeting of the Company's stockholders (and any adjournment or postponement thereof), actions by written consent in lieu of any such meeting or otherwise, as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions), including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

4. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after May 4, 1998.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain United States federal income tax consequences of the Offer and the Merger relevant to beneficial holders of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to beneficial holders of Shares. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the 'Code'), existing, proposed and temporary regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis. The discussion applies only to beneficial holders of Shares in whose hands Shares are capital assets within the meaning of Section 1221 of the Code and may not apply to beneficial holders (i) who acquired their Shares pursuant to the exercise of employee stock options or other compensation arrangements with the Company, (ii) who perfect their appraisal rights under the DGCL, and (iii) who are subject to special tax treatment under the Code (such as dealers in securities, insurance companies, other financial institutions, regulated investment companies and tax-exempt entities). In addition, this discussion does not discuss the federal income tax consequences to a beneficial holder of Shares who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. In general, a beneficial holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the beneficial holder's adjusted tax basis in the Shares sold pursuant to the Offer or surrendered for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or surrendered for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that a beneficial holder's holding period for such Shares is more than 12 months at the time of consummation of the Offer or Merger, as the case may be.

     BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH BENEFICIAL HOLDER OF SHARES IS URGED TO CONSULT SUCH BENEFICIAL HOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH BENEFICIAL HOLDER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     The Shares are traded through the Nasdaq National Market under the symbol 'SIGB'. The following table sets forth, for each of the fiscal quarters indicated, the high and low reported sales price per Share on the Nasdaq National Market.

                                                                                          COMMON STOCK
                                                                                          -------------
                                                                                          HIGH      LOW
                                                                                          ----      ---
Fiscal Year Ending September 30, 1998
  First
Quarter..............................................................................    $6 1/2    $3 13/16
  Second Quarter (through March 5, 1998).............................................     8 3/32    3  1/2
Fiscal Year Ended September 28, 1997
  First Quarter......................................................................    $6 3/8    $3  3/8
  Second Quarter.....................................................................     5 3/4     3  5/8
  Third Quarter......................................................................     4 3/8     4  3/4
  Fourth Quarter.....................................................................     4 5/8     5
Fiscal Year Ended September 29, 1996
  First Quarter......................................................................    $5 1/8     $3 3/8
  Second Quarter.....................................................................     5 3/8     3  5/8
  Third Quarter......................................................................     6 7/8     4  3/4
  Fourth Quarter.....................................................................     6 3/8     5

     On February 27, 1998, the last full trading day prior to the public announcement of the execution of the Merger Agreement by the Company, Parent and Purchaser, the last reported sales price of the Shares on the Nasdaq National Market was $5 1/4 per Share. On March 5, 1998, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on the Nasdaq National Market was $8 1/16 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.


     The Company did not declare or pay any cash dividends during any of the periods indicated in the above table. The agreements governing the Company's indebtedness contain provisions which currently restrict the Company from declaring or paying dividends with respect to the Shares. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     Nasdaq Quotation. The Common Stock is traded through the Nasdaq National Market. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the 'NASD') for continued inclusion on the Nasdaq National Market, which requires that an issuer either (i) have at least 750,000 publicly held shares, held by at least 400 shareholders, with a market value of at least $5,000,000, capital and surplus (total shareholders' equity) of at least $4 million and have a minimum bid price of $1 or (ii) have at least 1,000,000 publicly held shares, held by at least 400 shareholders, with a market value of at least $15,000,000, have a minimum bid price of $5 and have either
(A) a market capitalization of at least $50,000,000 or (B) total assets and revenues each of at least $50,000,000. If the Nasdaq National Market and the Nasdaq Smallcap Market were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the

Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market place for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to 'going private' transactions, no longer applicable to the Company. Furthermore, the ability of 'affiliates' of the Company and persons holding 'restricted securities' of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the 'Securities Act'), may be impaired or eliminated.

     Margin Regulations. The Shares presently are 'margin securities' under the regulations of the Board of Governors of the Federal Reserve System (the 'Federal Reserve Board'), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding stock exchange listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute 'margin securities' for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute 'margin securities.'

     Purchaser intends to seek delisting of the Shares from the Nasdaq National Market and the termination of the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met. If the Nasdaq National Market listing and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the Shares will be delisted from the Nasdaq National Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

     General. The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption 'Selected Financial Information,' has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent, Purchaser nor the Dealer Manager assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Purchaser or the Dealer Manager.

     The Company, through its subsidiaries, designs, manufactures, markets and distributes a comprehensive line of consumer and professional products. The Company's consumer products, marketed under the Mr. Coffee(Registered) and Health o meter(Registered) brand names, include automatic drip coffeemakers, iced and hot teamakers, coffee filters, water filtration products, accessories and other kitchen countertop appliances, as well as bath, kitchen and gourmet scales and therapeutic devices. Professional products include the Pelouze(Registered) and Health o meter(Registered) brands of office, foodservice and medical scales. The Company attributes its leading market position to its strong brand name recognition, distribution in major domestic high volume retail outlets, marketing and sales promotion efforts, electronic data interchange
(EDI) capabilities, merchandise flow systems and established relationships with its retail customers. The Company offers consumer products through a combination of direct sales and independent manufacturers' representatives to distributors and major retail outlets, including mass merchants, national hardware chains, drugstore chains, catalogue showrooms, warehouse clubs, retail grocery chains, specialty stores, department stores and various mail order companies. Consumer products are promoted primarily through network and cable television advertising, consumer magazines, network radio, cooperative advertising with retailers and consumer promotions. The Company is a Delaware corporation with its principal executive offices at 7005 Cochran Road, Glenwillow, Ohio 44139. The telephone number of the Company at such location is (440) 542-4000.

     Selected Financial Information. In September 1994, the Company Board determined to change its fiscal year from one ending on December 31 in each year to a 52-53 week fiscal year ending on the Sunday closest to the last day of the month of September in each year. Set forth below is certain selected consolidated financial information with respect to the Company, excerpted or derived from the Company's Annual Report on Form 10-K for the fiscal year ended September 28, 1997 and its Quarterly Report on Form 10-Q for the quarter ended December 28, 1997, both filed with the Commission pursuant to the Exchange Act.

     More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the Commission in the manner set forth below.

                           SIGNATURE BRANDS USA, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                             THIRTEEN WEEKS ENDED                       FISCAL YEARS ENDED
                                         ----------------------------    ------------------------------------------------
                                         DECEMBER 28,    DECEMBER 29,    SEPTEMBER 28,    SEPTEMBER 29,      OCTOBER 1,
                                             1997            1996            1997             1996              1995
                                         ------------    ------------    -------------    -------------    --------------
                                                 (UNAUDITED)
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales.............................     $ 90,365        $ 87,136        $ 275,708        $ 282,977         $267,887
Operating income......................        7,786           6,020           16,760           26,225           22,830
Net income (loss).....................        1,225             491           (2,212)           2,721              984
Net income (loss) per share...........         0.13            0.05            (0.24)            0.30             0.11


                                                                          AT DECEMBER     AT SEPTEMBER      AT SEPTEMBER
                                                                           28, 1997         28, 1997          29, 1996
                                                                         -------------    -------------    --------------
                                                                          (UNAUDITED)
BALANCE SHEET DATA:
Total assets..........................                                     $ 275,078        $ 259,710         $273,127
Total liabilities.....................                                       227,093          213,113          224,483
Stockholders' equity..................                                        47,985           46,597           48,644

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed via the EDGAR System.

9. CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER.

     Parent and Purchaser. Parent is a Delaware corporation and (with its subsidiaries) is a leading consumer products company that designs, manufactures and markets, nationally and internationally, a diverse portfolio of brand name products. Parent's Sunbeam(Registered) and Oster(Registered) brands have been household names for generations, both domestically and abroad, and Parent is a market leader in many of its product categories. Parent's primary business is the manufacture, marketing and distribution of durable household goods through mass marketers and other distributors in the United States and internationally. Parent also sells its products to commercial end users such as hotels and other institutions.

     Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. All of the outstanding capital stock of Purchaser is indirectly owned by Parent. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

     On March 2, 1998, Parent announced that it had entered into three separate agreements to acquire the Company, The Coleman Company, Inc. and First Alert, Inc. The three transactions are subject to customary conditions, including the receipt of required regulatory approvals, and are expected to be financed as set forth in Section 10.

     The Coleman Company, Inc., with 1997 revenues of approximately $1.1 billion, is the world's leading manufacturer and marketer of outdoor recreational products. It manufactures and distributes widely diversified product lines for camping, leisure time and hardware markets, under the Coleman(Registered), Powermate(Registered), Camping Gaz(Registered) and Eastpak(Registered) brand names. The Coleman transaction is valued at approximately $2 billion, including the assumption of debt.

     First Alert, with revenues of approximately $187 million, is the worldwide leader in residential safety equipment, including smoke and carbon monoxide detectors. The First Alert transaction is valued at approximately $175 million, including the assumption of debt.

     The principal offices of Purchaser and Parent are located at 1615 South Congress Avenue, Suite 200, Delray Beach, FL 33445. The telephone number of Parent and Purchaser at such location is (561) 243-2100.

     For certain information concerning the executive officers and directors of Parent and Purchaser, see Schedule I.

     Except as set forth in this Offer to Purchase, neither Purchaser nor Parent, nor, to the best knowledge of Purchaser or Parent, any of the persons listed on Schedule I, nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, and neither Purchaser nor Parent nor, to the best of knowledge of Purchaser or Parent, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past 60 days.


     Except as set forth in this Offer to Purchase, neither Purchaser nor Parent has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

     Except as set forth in this Offer to Purchase, none of Purchaser, Parent, any of their respective affiliates, nor, to the best knowledge of Purchaser or Parent, any of the persons listed on Schedule I, has had, since December 31, 1994, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require to be reported under the rules of the Commission. Except as set forth in this Offer to Purchase, since December 31, 1994 there have been no contacts, negotiations or transactions between Purchaser, Parent, any of their respective affiliates or, to the best knowledge of Purchaser, Parent, any of the persons listed on
Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

     Available Information. Parent is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Parent's directors and officers, their remuneration, options granted to them, the principal holders of Parent's securities and any material interests of such persons in transactions with Parent is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to Parent which have been filed via the EDGAR System. Such materials should also be available at the offices of the New York Stock Exchange ('NYSE'), 20 Broad Street, New York, NY 10005.

10. SOURCE AND AMOUNT OF FUNDS


     The Offer is not conditioned upon financing. The total amount of funds required by Purchaser to consummate the Offer and the Merger, including the possible refinancing of approximately $156 million of debt presently owed by the Company and payment of the fees and expenses of the Offer and the Merger, is estimated to be approximately $245 million. Purchaser will obtain all such funds from Parent in the form of capital contributions and/or loans. Parent presently intends to obtain such funds from the syndicated loan market and securities sold in the debt market. Parent is discussing the proposed terms of these financings with its financial advisor, Morgan Stanley. Morgan Stanley has advised Parent that it remains highly confident under current market and economic conditions, a $2.2 billion credit facility for Parent can be successfully syndicated to financial institutions. When the amounts and terms of these financings have been determined, Purchaser will disclose the principal financial terms thereof in a supplement to this Offer to Purchase. It is anticipated that these financings will be repaid from funds generated internally by Parent and its subsidiaries (including the Company after the Merger), although Parent may in the future refinance these financings. THE SECURITIES SOLD IN THE DEBT MARKET WILL BE SOLD IN A TRANSACTION NOT REGISTERED UNDER THE SECURITIES ACT WHICH ANTICIPATES RESALES PURSUANT TO RULE 144A TO QUALIFIED INSTITUTIONAL BUYERS. SUCH SECURITIES MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION OR AN APPLICABLE EXEMPTION FROM REGISTRATION. THE FOREGOING DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO BUY ANY SUCH SECURITIES.

11. BACKGROUND OF THE OFFER; PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.

     Background of the Offer. On February 9, 1998, representatives of Morgan Stanley & Co. and a representative of the Thomas H. Lee Co., whose affiliates own approximately 48% of the outstanding Shares of the Company, had preliminary discussions regarding the possibility of Parent acquiring the Company. On February 11, 1998, representatives of Morgan Stanley & Co., representatives of Parent and representatives of the Thomas H. Lee Co. continued preliminary discussions in Boston regarding the possibility of the Parent acquiring the Company.

     On February 17, 1998, representatives of Morgan Stanley & Co. and a director of the Company affiliated with Thomas H. Lee Co. discussed via telephone the scope of the information that the Company would make available to Parent for the purposes of its due diligence review of the Company, and Parent and the Company entered into a Confidentiality Agreement pursuant to which Parent agreed, among other things, to treat as confidential certain information provided to it by or on behalf of the Company.

     On February 20, 1998, representatives of Morgan Stanley & Co., Parent and the Chief Executive Officer of the Company and representatives of DLJ, met in the New York offices of DLJ to perform a business due diligence review of the Company. Later that day, representatives of Morgan Stanley & Co. expressed Parent's serious interest in a possible acquisition of the Company.

     From February 23, 1998 through February 26, 1998, the parties held a number of discussions by telephone related to the Merger Agreement, the proposed acquisition price for the Company and the information concerning the Company that had been delivered to Parent.


     On February 25, 1998, representatives of Arthur Anderson LLP, accountants for the Parent, and representatives of KPMG Peat Marwick L.L.P., accountants for the Company, conducted due diligence review on financial information, work papers and books and records in Cleveland and representatives of the Parent conducted business, legal and tax due diligence on the Company in Cleveland with the Company and its internal and outside counsel.

     During the period of February 25 through February 27, the Company and its representatives negotiated various terms of the proposed Merger Agreement previously provided to them. On February 26, 1998, a representative of the Company and the Chief Executive Officer of the Company met in Glenwillow, Ohio for a business due diligence review and representatives of Coopers & Lybrand L.L.P., consultants to the Parent, toured the Glenwillow production facilities of the Company. The following day, representatives for Coopers & Lybrand L.L.P., toured the production facilities of the Company in Bridgeview, Illinois.

     On February 27, 1998, Parent convened a meeting of its Board of Directors at which meeting the Parent's Board unanimously approved a negotiating range for the price to be paid for the Company's Shares and authorized certain officers of Parent to proceed on behalf of the Parent with negotiations related to the proposed acquisition and, if terms satisfactory to such officers could be reached, to enter into a definitive agreement or agreements on behalf of Parent in respect of such acquisition.

     On the night of February 27, 1998, representatives of Morgan Stanley and representatives of DLJ continued negotiations with respect to price and the Merger Agreement.

     On the morning of February 28, 1998, representatives of Morgan Stanley presented an offer to representatives of DLJ with a price of $8.25 per Share in cash, and later that day, following approval of the Merger Agreement by the Company Board, the Parent, Purchaser and Company executed the Merger Agreement.

     On March 2, 1998 each of the Company and Parent publicly announced the execution of the Merger Agreement. A copy of the press release issued by Parent has been filed with the Commission as an exhibit to the Schedule 14D-1 of Parent and Purchaser.

     Purpose of the Offer and the Merger. The purpose of the Offer and the Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer.

     Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and any right to participate in its earnings and any future growth. If the Merger is consummated, non-tendering stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory appraisal rights under the DGCL. See Section
12. Similarly, after selling their Shares in the Offer or the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company.

     The primary benefits of the Offer and the Merger to the stockholders of the Company are that such stockholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 57% over the closing market price of the Shares on February 27, 1998, the last full trading day prior to the initial public announcement that the Company, Purchaser and Parent executed the Merger Agreement.

MERGER AGREEMENT

     The following is a summary of certain provisions of the Merger Agreement not discussed elsewhere in this Offer to Purchase. The summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is filed with the Commission as Exhibit (c)(1) to the Schedule 14D-1 and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Merger Agreement. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 of this Offer to Purchase.

     Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things, corporate organization, capital stock, options or other rights to acquire Shares, authority to enter into the Merger Agreement, required consents, no conflicts between the Merger Agreement and the Certificate of Incorporation and Bylaws of the Company or applicable laws or agreements to which the Company or its assets may be subject, financial statements, public filings, conduct of business, employee benefit plans, ERISA, intellectual property, labor and employment matters, compliance with laws, tax matters, litigation, environmental matters, material contracts, brokers' and finders' fees, title to properties, absence of liens, votes required to approve the Merger Agreement, undisclosed liabilities, product liability, disclosures in proxy statement and tender offer documents and the absence of material adverse changes.

     In the Merger Agreement, each of Parent and Purchaser has made customary representations and warranties to the Company with respect to, among other things, corporate organization, authority to enter into the Merger Agreement, required consents, no conflicts between the Merger Agreement and the Certificate of Incorporation and Bylaws of Parent or Purchaser or laws applicable to Parent and Purchaser or agreements to which Parent or Purchaser are subject, brokers' fees and disclosures in proxy statement and tender offer documents.

     Conditions to the Merger. The respective obligations of Parent and Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction or waiver of each of the following conditions: (i) the Company Stockholder Approval shall have been obtained if required by applicable law; (ii) the waiting period (and any extension thereof)

applicable to the Merger under the HSR Act shall have been terminated or shall have expired; (iii) no temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity or other legal restraint or prohibition shall be in effect preventing or prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer, or the consummation of the Merger, provided, however, that the parties shall use their best efforts to have any such injunction, order, restraint or prohibition vacated; and (iv) no statute, rule, order, decree or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits the consummation of the Merger. The obligation of Parent and Purchaser to effect the Merger also is subject to Parent or Purchaser having purchased Shares in the Offer.

     The Company Board. The Merger Agreement provides that effective upon the acceptance for payment by Purchaser of Shares pursuant to the Offer such that Parent or Purchaser shall own at least a majority of the Fully Diluted Shares, Purchaser shall be entitled to designate the number of Directors, rounded up to the next whole number, on the Company Board that equals the product of (i) the total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to the Merger Agreement) and (ii) the percentage that the number of Shares owned by Purchaser (including Shares accepted for payment) bears to the total number of Shares outstanding, and the Company shall take all action necessary to cause Purchaser's designees to be elected or appointed to the Company Board, including, without limitation, increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such times, the Company will use its best efforts to cause individuals designated by Purchaser to constitute the same percentage as such individuals represent on the Company Board of (x) each committee of the Company Board (other than any committee established to take action under the Merger Agreement), (y) each board of directors of each Subsidiary of the Company and (z) each committee of each such board.

     In the event that Purchaser's designees are elected to the Company Board, until the Effective Time, of the Merger, the Company Board shall have at least two directors who were directors of the Company on the date of the Merger Agreement and who are not officers of the Company or any of its subsidiaries (the 'Independent Directors'). In such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors of the Company on the date of the Merger Agreement shall designate two persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its Subsidiaries, or officers or affiliates of Parent or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement.

     Notwithstanding anything in the Merger Agreement to the contrary, the affirmative vote of the majority of the Independent Directors shall be required to (i) amend or otherwise modify the Certificate of Incorporation of the Company, (ii) approve any amendment, modification or waiver by the Company of any provisions of the Merger Agreement or (iii) approve any other action by the Company that materially adversely affects the interests of the stockholders of the Company (other than Parent or Purchaser) with respect to the transactions contemplated by the Merger Agreement, including without limitation, any actions which would constitute a breach by the Company of its representations, warranties or covenants contained in the Merger Agreement. The forgoing provisions of the Merger Agreement shall not limit any rights which Parent, Purchaser or their affiliates may have as holders or beneficial owners of Shares with respect to the election of directors or otherwise.

     The Company's obligations to appoint designees of Purchaser to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Subject to applicable law, the Company shall promptly take all action requested by Purchaser necessary to effect any such election, including mailing to its stockholders the information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Purchaser shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Purchaser's designees). In connection with the foregoing, the Company will promptly, at the option of Purchaser, either increase the size of the Company Board and/or obtain the resignation of such number of its current directors as is necessary to enable Purchaser's designees to be elected or appointed to, and to constitute a majority of, the Company Board as provided above. Purchaser will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

     Stockholders' Meeting; Proxy Statement. If required by applicable law in order to consummate the Merger, the Company will, as promptly as practicable following the expiration of the Offer and in consultation with Purchaser, duly call, give notice of, convene and hold a meeting of its stockholders (the 'Stockholders Meeting') for the purpose of approving the Merger Agreement and the transactions contemplated thereby. The Company will, through its Board of Directors, recommend to its stockholders approval of the foregoing matters and seek to obtain all votes and approvals thereof by the stockholders, subject to provisions set forth below under 'No Solicitation'. Subject to the foregoing, such recommendation, together with a copy of the DLJ Opinion shall be included in the Proxy Statement.

     Notwithstanding the foregoing, if Purchaser shall acquire at least 90% of the outstanding Company Common Stock pursuant to the Offer, Purchaser may cause the Company to be merged into Purchaser, or Purchaser into the Company, in either case without a Stockholders Meeting and in accordance with the Delaware law; provided, however, that in such event, the rights of stockholders of the Company under the Merger Agreement (including, without limitation, the right to receive the Merger Consideration) shall not be adversely affected thereby (other than the right to receive the Proxy Statement, attend the Stockholders Meeting and vote on the Merger, which shall no longer be applicable).

     Employee Benefits. The Merger Agreement provides that, for a period of twelve months following the Effective Time, Parent shall maintain employee benefits plans and arrangements (directly or in conjunction with Purchaser) which, in the aggregate, will provide a level of benefits to continuing employees of the Company substantially comparable in the aggregate to those provided under Parent's benefit plans as in effect immediately prior to the Effective Time (other than discretionary benefits) provided that Parent may make modifications to such benefit plans and arrangements to the extent necessary to comply with applicable law or to reflect widespread adjustments in benefits (or costs thereof) provided to employees under compensation and benefit plans of Parent and its subsidiaries, and no specific compensation and benefit plans need be provided. For purposes of determining eligibility and vesting under certain benefit plans, Parent shall use the employee's hire date with the Company or such other date as has been previously determined by the Company for credit for prior employment with any ERISA Affiliate of the Company. Plans providing medical, dental or life insurance benefits after the Effective Time to an active or former employee of the Company or its Subsidiaries (or a dependent) shall waive waiting periods, pre-existing conditions, and certain exclusions to the extent so waived under present policy and shall take into account expenses incurred by such individuals on or before the Effective Time for purposes of satisfying deductible, coinsurance and maximum out-of-pocket provisions to the extent taken into account under present policy.

     The Merger Agreement does not prohibit the Company or Purchaser from terminating the employment of any employee at any time with or without cause (subject to, and in accordance with the terms of, any existing employment agreements), or shall be construed or applied to restrict the ability of Purchaser or Parent to establish such types and levels of compensation and benefits as they determine to be appropriate. Parent agrees to cause the employer to honor the existing employment agreements that are set forth on the appropriate schedule of the Merger Agreement.

     Options and Warrants. The Merger Agreement provides that, as soon as practicable following the date of the Merger Agreement, the Company Board shall:
(i) adjust the terms of the Company's Stock Option Plans to provide that, at the Effective Time of the Merger, each Company Stock Option outstanding immediately prior to the Effective Time of the Merger shall vest as a consequence of the Merger and shall be canceled in exchange for a payment from the Company after the Merger (subject to any applicable withholding taxes) equal to the product of
(1) the total number of Shares subject to such Company Stock Option and (2) the excess of the Merger Consideration over the exercise price per Share subject to such Company Stock Option and applicable withholding taxes, payable in cash immediately following the Effective Time of the Merger, except as otherwise set forth on the appropriate exhibit in the Merger Agreement; and (ii) except as provided in Merger Agreement, the Company's Stock Option Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary shall terminate as of the Effective Time of the Merger, and the Company shall ensure that, following the Effective Time of the Merger, no holder of a Company Stock Option nor any participant in any Stock Option Plan shall have any right thereunder to acquire equity securities of the Company following the Merger.

     Each outstanding Warrant (each a 'Warrant') governed by the Warrant Agreement, dated as of August 17, 1994, by and between the Company and American Bank National Association, as Warrant Agent (the 'Warrant Agreement') shall at the Effective Time automatically (without any further action of the Company or the holders thereof) be converted into the right to receive an amount in cash equal to the difference between the Merger Consideration and the Exercise Price (as defined in the Warrant Agreement) in accordance with the terms of the Warrant Agreement.

     Interim Operations; Covenants. Pursuant to the Merger Agreement, during the period from February 28, 1998 to the Effective Time of the Merger, the Company has agreed that, except as expressly contemplated by the Merger Agreement, the Company shall, and shall cause its Subsidiaries to, act and carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice and use its and their respective reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them and to preserve goodwill. Without limiting the generality of the foregoing, during such period, the Company shall not, and shall not permit any of its Subsidiaries to:

          (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent in accordance with applicable law;

          (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (c) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for the cash-out of Company Stock Options; in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options outstanding on the date of the Merger Agreement;

          (d) authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) (other than the issuance of Company Common Stock upon the exercise of

     Company Stock Options outstanding on the date of the Merger Agreement and in accordance with their present terms;

          (e) in the case of the Company or any subsidiary, amend its certificates or articles of incorporation, by-laws or other comparable charter or organizational documents;

          (f) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization;

          (g) other than as specifically permitted by the Merger Agreement, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets other than any such properties or assets the value of which do not exceed two million individually and ten million in the aggregate, except sales of inventory in the ordinary course of business consistent with past practice;

          (h) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any 'keep well' or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings and for lease obligations, in each case incurred in the ordinary course of business consistent with past practice;

          (i) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company and other than loans to employees in the ordinary course of business not to exceed $25,000 in any one case or $500,000 in the aggregate;

          (j) pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction, (a) of liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof or (b) claims settled or compromised to the extent permitted by the Merger Agreement, or waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing license, lease, Permit, contract or other document, other than in the ordinary course of business consistent with past practice;

          (k) adopt a plan of merger, consolidation, restructuring, recapitalization or reorganization or complete a partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution,

          (l) enter into any new collective bargaining agreement;

          (m) change any material accounting principle used by it;

          (n) settle or compromise any litigation (whether or not commenced prior to the date of the Merger Agreement) other than settlements or compromises of litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise is not material to the Company;

          (o) make any new capital expenditure or expenditures, other than capital expenditures not to exceed, in the aggregate, the amounts provided for capital expenditures in the capital budget of the company provided to Parent;

          (p) except in the ordinary course of business or otherwise permitted by the Merger Agreement, modify, amend or terminate any contract or agreement set forth in the Commission Documents filed and publicly available prior to the date of the Merger Agreement to which the Company or any Subsidiary is a party or waive, release or assign any material rights or claims;

          (q) enter into any employment agreement with any officer, director or key employee of the Company or any of its subsidiaries; or hire or agree to hire any new or additional key employees or officers.

          (r) make any Tax election or settle or compromise any material Tax liability;

          (s) voluntarily take, or voluntarily agree to commit to take, any action that would make any representation or warranty of the Company contained in Merger Agreement inaccurate in any respect at, or as of any time prior to, the Effective Time;

          (t) authorize any of, or commit or agree to take any of, the foregoing actions;

          (u) except as set forth in the Merger Agreement, adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Company Plan) for the benefit or welfare of any employee, director or former director or employee, or increase the compensation or fringe benefits of any director, employee or former director or employee or pay any benefit not required by any existing plan, arrangement or agreement (other than increases for employees other than officers and directors) in the ordinary course of business consistent with past practice;

          (v) grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof; or


          (w) effectuate a 'plant closing' or 'mass layoff', as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 or similar state law ('WARN') affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any subsidiary, without the prior written consent of Purchaser or its affiliates in advance and without complying with the notice requirements and other provisions of WARN.

     Access; Confidentiality. Pursuant to the Merger Agreement, during the period from February 28, 1998 to the Effective Time of the Merger, the Company and its subsidiaries shall afford to Parent reasonable access during normal business hours to its properties, books, contracts, commitments, personnel and records (including, without limitation, to the extent available, the work papers of the Company's independent public accountants) and, during such period, the Company and its subsidiaries shall furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during the period from February 28, 1998 to the Effective Time of the Merger pursuant to the requirements of Federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as Parent may from time to time reasonably request. Except as required by law, each of the Company and Parent will hold any nonpublic information in confidence to the extent required by that certain Confidentiality Agreement, dated February 17, 1998 by the Company and Parent.

     Additional Undertakings; Notification. Pursuant to the Merger Agreement, Parent, Purchaser and the Company agree to use their reasonable best efforts and cooperate with one another in promptly (i) determining whether any filings are required to be made or consents, approvals or authorizations are required to be obtained under any applicable law or regulation or from any governmental entities in connection with the Offer or the Merger and (ii) making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such consents, approvals, permits or authorizations. Notwithstanding the foregoing, or any other covenant contained in the Merger Agreement, in connection with the receipt of any necessary approvals under the HSR Act, neither the Company nor any of its Subsidiaries shall be entitled to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of its Subsidiaries or any material portions thereof or any of the businesses, product lines, properties or assets of the Company or any of its Subsidiaries, without Parent's prior written consent. The Merger Agreement provides that the Company and Parent shall make, subject to the condition that the transactions contemplated in Merger Agreement actually occur, any undertakings (including undertakings to make divestitures, provided, in any case, that such divestitures need not themselves be effective or made until after the transactions contemplated in the Merger Agreement actually occur) required in order to comply with the antitrust requirements or laws of any governmental entity, including the HSR Act, in connection with the transactions contemplated by the Merger Agreement.


     The Company on the one hand, and Parent or Purchaser on the other hand, shall each give prompt notice to the other in the event of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which does or would be likely to cause (A) any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect, or (B) any covenant, condition or agreement contained in the Merger Agreement not to be complied with or satisfied; and (ii) any failure of the Company or Parent and Purchaser to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

     No Solicitation. Until the termination of the Merger Agreement, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney, or accountant retained by the Company or any of its subsidiaries) will directly or indirectly initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Transaction Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Transaction Proposal or agree to or endorse any Transaction Proposal or authorize or permit any of its officers, directors or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to take any such action.

     Notwithstanding the foregoing, if prior to the acceptance for payment of Shares pursuant to the Offer and after consultation with their financial advisors and after receipt of advice from independent outside legal counsel, the Company Board or any Special Committee thereof determines in good faith that such action is necessary to comply with its fiduciary duties to stockholders under applicable law, the Company Board or any Special Committee thereof shall not be prohibited from: (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited written, bona fide Transaction Proposal and in respect of which such person or entity has all of the necessary funds or commitments therefor if, and only to the extent that prior to taking such action the Company receives from such person or entity an executed confidentiality agreement containing terms and provisions substantially similar to those contained in the Confidentiality Agreement, (ii) failing to make or withdrawing or modifying its recommendation referred to in the Merger Agreement if there exists a Transaction Proposal, or
(iii) making to the Company's stockholders any recommendation and related filing with the Commission as required by Rule 14e-2 and 14d-9 under the Exchange Act, with respect to any tender offer, or taking any other legally required action with respect to such tender offer (including, without limitation, the making of public disclosures as may be necessary or reasonably advisable under applicable securities laws).

     'Transaction Proposal' shall mean any of the following (other than the transactions between the Company and Purchaser contemplated by the Offer and the Merger Agreement) involving the Company or any of its Subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for, or the acquisition (or right to acquire) of 'beneficial ownership' by any person, 'group' or entity (as such terms are defined under Section 13 (d) of the Exchange Act), of 20% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing or recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries; or (v) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or which would reasonably be expected to dilute materially the benefits to Buyer of the transactions contemplated by the Merger Agreement.

     Prior to the Company Board withdrawing or modifying its approval or recommendation of the Offer, the Merger Agreement or the Merger, approving or recommending a Transaction Proposal, or entering into an agreement with respect to a Transaction Proposal, the Company Board shall provide Purchaser with a written notice (a 'Notice of Takeover Proposal') advising Purchaser that the Company Board has received a Takeover Proposal, specifying the material terms and conditions of such Transaction Proposal and identifying the person making such Transaction Proposal (unless prohibited from doing so by the terms thereof), and neither the Company nor any subsidiary shall enter into an agreement with respect to a Transaction Proposal until midnight three business days after the day on which the Notice of Takeover Proposal was given to Purchaser. In addition, if the Company proposes to enter into an agreement with respect to any Transaction Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Purchaser the expenses and fees referred to under 'Termination Fee' below.

     Indemnification. The Merger Agreement provides that, for six years after the Effective Time of the Merger, the Company and the Parent shall indemnify all present and former directors or officers of the Company and its Subsidiaries ('Indemnified Parties') against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, 'Costs') incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time of the Merger, whether asserted or claimed prior to, at or after the Effective Time of the Merger, to the fullest extent as would have been permitted in their respective articles of organization or by-laws consistent with applicable law, to the extent such Costs have not been paid for by insurance and shall, in connection with defending against any action for which indemnification is available hereunder, reimburse such Indemnified Parties from time to time upon receipt of sufficient supporting documentation, for any reasonable costs and expenses reasonably incurred by such Indemnified Parties; provided that such reimbursement shall be conditioned upon such Indemnified Parties' agreement promptly to return such amounts to the Company if a court of competent jurisdiction shall ultimately determine that indemnification of such Indemnified Parties is prohibited by applicable law. The Company will maintain for a period of not less than six years from the Effective Time of the Merger the Company's current directors' and officers, insurance and indemnification policy (or a policy providing substantially similar coverage) to the extent that it provides coverage for events occurring prior to the Effective Time of the Merger for all persons who are directors and officers of the Company on the date of the Merger Agreement; provided that the Company shall not be required to spend as an annual premium for such Insurance an amount in excess of 200% of the annual premium paid for such insurance in effect prior to the date of the Merger Agreement; and provided further that the Company shall nevertheless be obligated to provide such coverage as may be obtained for such amount. These provisions of the Merger Agreement are intended for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

  Termination. The Merger Agreement may be terminated and the transactions contemplated therein abandoned at any time prior to the Effective Time of the Merger, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

          (a) by mutual written consent of Parent and the Company; or

          (b) by either Parent or the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting or if there shall be in effect any other legal restraint or prohibition preventing or prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable (other than due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations under the Merger Agreement required to be performed at or prior to the Effective Time of the Merger); or

          (c) by the Company, if Purchaser shall not have (i) commenced the Offer within five business days after the initial public announcement of Purchaser's intention to commence the Offer, or (ii) accepted for payment any Shares pursuant to the Offer (other than due to the failure of the Company to perform its obligations under the Merger Agreement) on or prior to April 30, 1998, or, if any necessary approvals required under the HSR Act shall not have been obtained by April 30, 1998, on or prior to the earlier of (A) ten days after receipt of all necessary approvals under the HSR Act or (B) July 15, 1998; or

          (d) by the Company, upon its execution, prior to Parent's or Purchaser's purchase of Shares pursuant to the Offer, of a binding agreement with a third party with respect to a Transaction Proposal, provided that it has complied with all provisions of the Merger Agreement, including the notice provisions in Merger Agreement, and that it pays the

     Termination Fee pursuant to the provisions of the Merger Agreement described under 'Termination Fee' below; or

          (e) by Parent in the event of a material breach or failure to perform in any material respect by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement which cannot be or has not been cured within ten days after the giving of written notice to the Company; or

          (f) by the Company, in the event of a material breach or failure to perform in any material respect by Parent or Purchaser of any representation, warranty, covenant or other agreement contained in the Merger Agreement which cannot be or has not been cured within ten days after the giving of written notice to Parent or Purchaser; or

          (g) by Parent, if Purchaser terminates the Offer in accordance with
     Section 14 below.

     Termination Fee. In addition to any other amounts which may be payable or become payable pursuant to any other paragraph of the Merger Agreement, the Company shall, simultaneously with the termination of the Merger Agreement in any of the circumstances described below, reimburse Purchaser for all out-of-pocket expenses and fees, in an aggregate amount not to exceed $1,500,000 (including, without limitation, fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to Purchaser and its affiliates), whether incurred prior to, on or after the date hereof, in connection with the Merger and the consummation of all transactions contemplated by the Merger Agreement, and the financing thereof:

     If any person (other than Purchaser or any of its affiliates) shall have made, proposed, communicated or disclosed a Transaction Proposal in a manner which is or otherwise becomes public and the Merger Agreement is terminated pursuant to any of the following provisions:

           (i) by the Company pursuant to clause (d) under 'Termination' above;

           (ii) by Parent, pursuant to clause (e) under 'Termination' above other than as a result of a Material Adverse Change with respect to the Company and other than as a result of facts or circumstances occurring after the date of the Merger Agreement and not as a result of any action or inaction by the Company or any of its Subsidiaries in violation of the Merger Agreement;

          (iii) by Parent pursuant to clause (g) under 'Termination' above, if Purchaser has terminated the Offer as a result of the events set forth in subparagraghs (c) of Section 14 (other than as a result of a Material Adverse Effect with respect to the Company and other than as a result of facts or circumstances occurring after the date of the Merger Agreement and not as a result of any action or inaction by the Company in violation of the Merger Agreement) or in subparagraphs (d) or (e) of Section 14;

then the Company shall, simultaneously with such termination of the Merger Agreement, pay Purchaser a fee of $5,000,000 in cash, which amount shall be payable in same day funds (the 'Termination Fee') .

     In addition, (i) if any Person (other than Parent or any of its affiliates) shall have made, proposed, communicated or disclosed a Transaction Proposal and the Minimum Condition is not met in the Offer, or (ii) if, prior to any termination of the Merger Agreement, any person or 'group' (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent or any of its affiliates) purchases or otherwise acquires, directly or indirectly, beneficial ownership of 10% or more of the outstanding voting securities of the Company, and, if at any time prior to twelve months following the termination of the Merger Agreement any such person or 'group' consummates a transaction that would otherwise constitute a Transaction Proposal, there shall be paid to Purchaser immediately prior to the consummation of such transaction the Termination Fee.

     In no event shall the Company be required to pay more than one Termination Fee pursuant to the Merger Agreement.

STOCK PURCHASE AGREEMENT

     The following is a summary of certain provisions of the Stock Purchase Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Stock Purchase Agreement, a copy of which is filed with the Commission as an Exhibit to the Schedule 14D-1 and is incorporated herein by reference. The Stock Purchase Agreement may be examined and copies may be obtained at the places and in the manner set forth in
Section 9 of this Offer to Purchase.

     Pursuant to the Stock Purchase Agreement, the Major Sellers have agreed to sell, transfer and deliver to Purchaser upon the expiration of the Offer all Shares owned by them at a price per share equal to $8.25 or such higher per Share price as Purchaser may have paid pursuant to the Offer. The Major Sellers have also agreed in the Stock Purchase Agreement that, at any meeting of the stockholders of the Company, each Seller shall (a) vote in favor of the Merger or any other transaction contemplated by the Merger Agreement, (b) vote against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement and (c) vote against any action or agreement that would impede, interfere with or discourage the Offer or the Merger. Each Major Seller in the Stock Purchase Agreement has granted the Purchaser an irrevocable proxy and irrevocably appoints the Purchaser or its designees, with full power of substitution, its attorney and proxy to vote all such Seller's Shares in respect of any of the matters set forth in clauses (a) through (c) above and in the manner specified in such clauses, provided, however, that certain conditions are met. Pursuant to the Stock Purchase Agreement, the Major Sellers have agreed not to, (i) sell, transfer, pledge, assign or otherwise dispose of their Shares;
(ii) grant any proxies, deposit their Shares into a voting trust or enter into a voting agreement with respect to any of their Shares; or (iii) solicit, encourage, participate in or initiate discussions or negotiations with, or provide information to, any person, other than Parent or any affiliate of Parent, concerning any merger, sale of assets, sale of shares of capital stock or similar transactions involving the Company.

     The Stock Purchase Agreement, and all rights and obligations of the parties thereunder, terminate upon the earliest of (i) the purchase of Shares pursuant to the Offer, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) twelve months from the date of the Stock Purchase Agreement; provided that the obligations of the Major Sellers set forth in the next paragraph survive any such termination

     Pursuant to the Stock Purchase Agreement, each Major Seller has agreed that if, within twelve months following the date of the termination of the Offer, if such Major Seller sells, transfers or otherwise commits to dispose of any or all of the Shares owned by such Major Seller to any party other than the Parent or an affiliate of the Parent (a 'Sale') and realize a Profit (as defined below) from such Sale, then such Major Seller shall pay to the Parent an amount equal to the Profit. Such amount shall be paid to the Parent promptly following the receipt of proceeds by the Seller or its affiliates from such Sale. The term 'Profit' shall mean the excess, if any, of (a) the aggregate consideration received by the Major Seller or its affiliates in connection with the Sale over
(b) the number of Shares sold, transferred or disposed of in connection with the Sale multiplied by $8.25 or such higher price paid for Shares in the Offer.

CONFIDENTIALITY AGREEMENT

     The following is a summary of certain provisions of the Confidentiality Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Confidentiality Agreement, a copy of which is filed with the Commission as Exhibit (c)(3) to the Schedule 14D-1 and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Confidentiality Agreement. The Confidentiality Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 of this Offer to Purchase.

     The Confidentiality Agreement contains customary provisions pursuant to which, among other matters, Parent has agreed, subject to certain exceptions, to keep confidential all nonpublic, confidential or proprietary information concerning the Company which is furnished to Parent by or on behalf of the Company (the 'Confidential Information'), and to use the Confidential Information solely for the purpose of evaluating a possible transaction involving the Company and Parent and will not be used in any way detrimental to the Company.

     Parent has further agreed that, for a period of two years from the date of the Confidentiality Agreement, unless Parent receives the prior written consent of the Company, Parent will not, directly or indirectly, solicit any management employee of the Company for employment.


     In the event that the Parent or its Representatives are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, investigative demand or similar process) to disclose any Confidential Information, Parent has agreed to give the Company prompt written notice of such request or requirement so that the Company may seek an appropriate protective order or other remedy and waive Parent's compliance with the Confidentiality Agreement. If such protective order is not obtained or the Company does not waive compliance with the Confidentiality Agreement, Parent may, upon the advice of legal counsel, disclose Confidential Information to a tribunal provided, however, that Parent gives the Company notice of the information to be disclosed as far in advance as practicable and Parent uses reasonable efforts (at the Company's expense) to obtain reliable assurance that the information disclosed will be accorded confidential treatment by the tribunal.

12. PLANS FOR THE COMPANY; OTHER MATTERS

PLANS FOR THE COMPANY

     Parent is conducting a detailed review of the Company and its business and operations with a view towards determining how to optimally realize any potential synergies which exist between the operations of the Company and those of Parent. Such review is not expected to be completed until after the consummation of the Merger, and, following such review, Parent will consider, what, if any, changes would be desirable in light of the circumstances then existing.

     Assuming the Minimum Condition is satisfied and Purchaser purchases Shares pursuant to the Offer, Parent intends to promptly exercise its rights under the Merger Agreement to obtain majority representation on, and control of, the Company Board. Parent will exercise such rights by causing the Company to elect to the Company Board one or more of Messrs. Dunlap, Kersh, Fannin, Elson and Langerman, directors of Parent. Further information with respect to such directors is contained in Schedule I hereto and in the Schedule14D-9. The Merger Agreement provides that, promptly after the purchase by Purchaser of the Minimum Shares pursuant to the Offer, Parent has the right to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to the directors designated by Parent) multiplied by the ratio of (a) the number of Shares beneficially owned by Purchaser or any affiliate of Purchaser (including such Shares which are accepted for payment pursuant to the Offer) to
(b) the total number of Shares then outstanding. See Section 11. The Merger Agreement provides that the directors of Purchaser and the officers of the Company at the Effective Time of the Merger will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

     Purchaser or an affiliate of Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer. Purchaser and its affiliates also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement.

     Except as disclosed in this Offer to Purchase, and except as may be effected in connection with the integration of operations referred to above, neither Parent nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or its Subsidiaries, or any material changes in the Company's corporate structure, business or composition of its management or personnel.

OTHER MATTERS

     Stockholder Approval. Under the DGCL, the approval of the Company Board and the affirmative vote of the holders of a majority of the outstanding Shares are required to adopt and approve the Merger Agreement and the transactions contemplated thereby. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with the DGCL. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. In the event that Parent, Purchaser and Parent's other subsidiaries acquire in the aggregate at least a majority of the Shares entitled to vote on the approval of the Merger and the Merger Agreement, they would have the ability to effect the Merger without the affirmative votes of any other stockholders.

     Short-Form Merger. Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge itself into such corporation without any action or vote on the part of the board of directors or the stockholders of such other corporation (a 'short-form merger'). In the event that Parent, Purchaser and any other subsidiaries of Parent acquire in the aggregate at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger could be effected without any approval of the Company Board or the stockholders of the Company, subject to compliance with the provisions of Section 253 of the DGCL. Even if Parent and Purchaser do not own 90% of the outstanding Shares following consummation of the Offer, Parent and Purchaser could seek to purchase additional shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer. Parent presently intends to effect a short-form merger if permitted to do so under the DGCL.

     Appraisal Rights. Holders of the Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of the Shares at the Effective Time will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Dissenting stockholders of the Company who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY DISSENTERS' RIGHTS AVAILABLE UNDER THE DGCL.

THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain 'going private' transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger would be effected within one year following consummation of the Offer and in the Merger, stockholders will receive the same price per share paid in the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the Commission and disclosed to minority stockholders prior to consummation of the transaction.

13. DIVIDENDS AND DISTRIBUTIONS

     As described above, the Merger Agreement provides that from February 28, 1998 until the Effective Time, without the prior written consent of Parent, the Company will not (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities or any rights, warrants or options to acquire any such shares or other securities, except for the cash-out of Company Stock Options (as provided in the Merger Agreement) in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options outstanding on the date of the Merger Agreement; or (iv) authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) (other than the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of the Merger Agreement and in accordance with their present terms).

14. CONDITIONS TO THE OFFER

     Notwithstanding any other provision of the Offer, and subject to the terms of the Merger Agreement and any applicable rules and regulations of the Commission, including Rule 14e-1(c) relating to Purchaser's obligation to pay for or return tendered shares after termination of the Offer, Parent and Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer and may delay acceptance for payment or payment or may terminate the Offer, if the Minimum Condition is not satisfied by the Expiration Date, or if any applicable waiting period under the HSR Act has not expired or terminated by the Expiration Date, or if, at any time after the date of the Merger Agreement and before the Expiration Date, any of the following events shall occur and be continuing:

          (a) there shall be instituted or pending by any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by Parent or Purchaser of any Shares under the Offer, or seeking to restrain or prohibit the making or consummation of the Offer or the Merger, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of Parent's subsidiaries of a material portion of the business or assets of the Company or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company or Parent and its subsidiaries, taken as a whole, in each case as a result of the Offer or the Merger or (iii) seeking to impose material limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company;

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, by any Governmental Entity (as defined in the Merger Agreement) or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that would result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

          (c) any of the representations and warranties of the Company contained in the Merger Agreement shall not be true and correct at and as of the date of consummation of the Offer (except to the extent such representations and warranties speak to an earlier date), as if made at and as of the date of consummation of the Offer, in each case except as contemplated or permitted by the Merger Agreement and except, in the case of any such breach when such breach would not have, individually or in the aggregate, a Material Adverse Effect (as defined in the Merger Agreement) with respect to the Company or materially affect the ability of the Company to consummate the Merger or the Purchaser to accept for payment or pay for Shares pursuant to the Offer;

          (d) the Company shall have failed to perform the obligations required to be performed by it under the Merger Agreement at or prior to the Expiration Date, including but not limited to its obligations pursuant to Non-Solicitation section of the Merger Agreement, except for such failures to perform as have not had or would not individually or in the aggregate, have a Material Adverse Effect (as defined in the Merger Agreement) with respect to the Company or materially adversely affect the ability of the Company to consummate the Merger or the Purchaser to accept for payment or pay for Shares pursuant to the Offer;

          (e) the Company Board or any committee thereof shall have (i) withdrawn, modified or amended in any respect adverse to Parent or Purchaser its approval or recommendation of the Offer or the Merger, (ii) recommended or approved any Transaction Proposal (as defined in the Merger Agreement) from a person other than Parent, Purchaser or any of their respective affiliates, (iii) failed to publicly announce, within ten business days after the occurrence of a Transaction Proposal, its opposition to such Transaction Proposal, or amended, modified or withdrawn its opposition to any Transaction Proposal in any manner adverse to Parent or Purchaser or failed to properly reaffirm its recommendation of the Offer or the Merger at the Parent's request, or (iv) resolved to do any of the foregoing;

          (f) the Merger Agreement shall have been terminated in accordance with its terms; or

          (g) (i) it shall have been publicly disclosed that any person, entity or 'group' (as defined in Section 13(d)(3) of the Exchange Act), shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 15% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, other than Parent or an affiliate or any person or group existing which on the date of the Merger Agreement beneficially owned more than 15% of any class or series of capital stock of the Company or (ii) the Company shall have entered into a definitive agreement or agreement in principle with any person with respect to a Transaction Proposal or similar business combination with the Company or any subsidiary, which in the reasonable judgment of Parent or Purchaser in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment;

which in the reasonable judgment of Parent or Purchaser, in any such case, and regardless of the circumstances giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payments for Shares.

     The foregoing conditions are for the sole benefit of the Parent and Purchaser and may be waived by Parent or Purchaser, in whole or in part at any time and from time to time, in the reasonable discretion, of Parent or Purchaser.

15. CERTAIN LEGAL MATTERS

     General. Except as described in this Section 15, based on information provided by the Company, none of the Company, Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under 'State

Antitakeover Statutes.' While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

     State Antitakeover Statutes. Section 203 of the DGCL, in general, prohibits a Delaware corporation such as the Company, from engaging in a 'Business Combination' (defined as a variety of transactions, including mergers) with an 'Interested Stockholder' (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless prior to the date such person became an Interested

Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. The provisions of Section 203 of the DGCL are not applicable to any of the transactions contemplated by the Merger Agreement, since the Company's Certificate of Incorporation provides that
Section 203 is not applicable to the Company. In addition, the Merger Agreement and the transactions contemplated thereby were approved by the Company Board prior to the execution thereof.

     A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the 'Supreme Court') invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining presenting stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     Parent and Purchaser do not believe that the antitakeover laws and regulations of any state other than Delaware will by their terms apply to the Offer, and, except as set forth above with respect to Section 203 of the DGCL, neither Parent nor Purchaser has currently complied with any state antitakeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 14.

     Antitrust. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the 'DOJ') and the Federal Trade Commission (the 'FTC') and certain waiting period requirements have been satisfied.

     Parent and the Company expect to file soon their Notification and Report Forms with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the fifteenth day after the date Parent's form is filed, unless early termination of the waiting period is granted. However, the DOJ or the FTC may extend the waiting period by requesting additional information or documentary material from Parent or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

     The Merger may not be consummated until 30 calendar days after receipt by the DOJ and the FTC of the Notification and Report Forms of both Parent and the Company unless Purchaser acquires 50% or more of the outstanding Shares pursuant to the Offer (which would be the case if the Minimum Condition were satisfied) or the 30-day period is earlier terminated by the DOJ and the FTC. Within such 30-day period, the DOJ or the FTC may request additional information or documentary materials from Parent and/or the Company. The Merger may not be consummated until 20 days after such requests are substantially complied with by both Parent and the Company. Thereafter, the waiting periods may be extended only by court order or with the consent of Parent and the Company.

     The FTC and the DOJ frequently scrutinize the legality under the Antitrust Laws of transactions such as Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, the DOJ or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. Based upon an examination of information provided by the Company relating to the businesses in which Parent and the Company are engaged, Parent and Purchaser believe that the acquisition of Shares by Purchaser will not violate the Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result.

     As used in this Offer to Purchase, 'Antitrust Laws' shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

     Federal Reserve Board Regulations. Regulations G, U and X (the 'Margin Regulations') of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. As described in Section 10 of this Offer to Purchase, the financing of the Offer will not be directly or indirectly secured by the Shares or other securities which constitute margin stock. Accordingly, all financing for the Offer will be in full compliance with the Margin Regulations.

16. FEES AND EXPENSES

     Morgan Stanley is acting as Dealer Manager in connection with the Offer and is providing certain financial advisory services to Purchaser and Parent in connection with the Offer. Parent has agreed to pay Morgan Stanley a fee of approximately $3,000,000 for such services, 25% of which was payable upon the execution of the Merger Agreement and the remainder of which is payable upon consummation of the Merger. Parent has also agreed to reimburse Morgan Stanley for its out-of-pocket expenses, including the reasonable fees and expenses of its counsel and any other advisor retained by Morgan Stanley in connection with its engagement and to indemnify Morgan Stanley and certain related persons against certain liabilities and expenses, including certain liabilities and expenses under the federal securities laws.

     In the ordinary course of its business, Morgan Stanley engages in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of the Company. As of March 3, 1998, Morgan Stanley had neither a long nor a short position in Shares held for its own accounts.

     The Purchaser and Parent have retained Hill and Knowlton to act as the Information Agent and The Bank of New York to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services. Purchaser has also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under federal securities laws.

     Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

17. MISCELLANEOUS

     The Offer is being made to all holders of Shares other than the Company. Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Purchaser and Parent have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner set forth in Section 9 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

                                          JAVA ACQUISITION CORP.

March 6, 1998

                                   SCHEDULE I
                 INFORMATION CONCERNING DIRECTORS AND EXECUTIVE
                        OFFICERS OF PARENT AND PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent. Each such person is a citizen of the United States of America and the business address of each such person is c/o Sunbeam Corporation, 1615 South Congress Avenue, Suite 200, Delray Beach, FL 33445. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Parent, or the organization indicated, for the past five years.

                                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------
Albert J. Dunlap..........................  Director of Parent. Chairman of the Board of Directors and Chief
                                            Executive Officer since July 18, 1996. Chairman and Chief Executive
                                            Officer of Scott Paper Company from April 1994 to December 1995.
                                            Managing Director and Chief Executive Officer of Consolidated Press
                                            Holdings Limited (an Australian media, chemicals and agricultural operation) from 1991 to 1993.

Russell A. Kersh..........................  Director of Parent. Vice Chairman and Chief Financial Officer since
                                            February 1, 1998. Prior to that date, he served as Executive Vice
                                            President, Finance and Administration since July 22, 1996. Executive
                                            Vice President, Finance and Administration of Scott Paper Company
                                            from June 1994 to December 1995. Served as the Chief Operating
                                            Officer of Addidas America from January 1993 to May 1994.

David C. Fannin...........................  Executive Vice President, General Counsel and Secretary since January
                                            1994. Partner in the law firm of Wyatt, Tarrant and Combs from 1979 until 1993.

Donald R. Uzzi............................  Executive Vice President, Consumer Products Worldwide since January,
                                            1997. Senior Vice President, Global Marketing from November 1996 to
                                            January 1997. Mr. Uzzi joined Parent in September 1996 as Vice
                                            President, Marketing and Product Development. Mr. Uzzi served as
                                            President of the Beverage Division of Quaker Oats from January 1993 to July 1996.

Charles M. Elson..........................  Director of Parent. Professor of Law at Stetson University College of
                                            Law since 1990 and serves as Of Counsel to the law firm of Holland &
                                            Knight (since May 1995). Member of the American Law Institute and the
                                            Advisory Council and Commissions on Director Compensation and
                                            Director Professionalism of the National Association of Corporate

                                            Directors. Mr. Elson is Trustee of Talledega College and a Salvatori
                                            Fellow of the Heritage Foundation. Mr. Elson is a director of Circon
                                            Corporation (a medical product manufacturer).

Howard G. Kristol.........................  Director of Parent. Partner in the law firm of Reboul, MacMurray,
                                            Hewitt, Maynard & Kristol since 1976.

                                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------
Peter A. Langerman........................  Director of Parent. Chairman of the Board from May 22, 1996 until
                                            July 18, 1996. Senior Vice President of Franklin Mutual Advisers,
                                            Inc., a registered investment advisor and a wholly owned subsidiary of Franklin Resources, Inc., a diversified financial services organization, since November 1996. Senior Vice President of Heine
                                            Securities Corporation, an investment advisory service company, from
                                            1986 to November 1996. Mr. Langerman has been a director of Franklin
                                            Mutual Series Fund Inc. (previously Mutual Series Fund Inc.) since
                                            1988 and a director of Metallurg Inc. (a metal and related materials manufacturer) since 1977.

William T. Rutter.........................  Director of Parent. Senior Vice President/Managing Director, Private
                                            Banking, First Union National Bank of Florida, since 1986.

Faith Whittlesey..........................  Director of Parent. Mrs. Whittlesey has served as the Chief Executive
                                            Officer of the American Swiss Foundation, a charitable and educational foundation, since 1991. She is a member of the Board of
                                            Directors of Valassis Communications, Inc.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. Each such person is a citizen of the United States of America and the business address of each such person is c/o Sunbeam Corporation, 1615 South Congress Avenue, Suite 200, Delray Beach, FL 33445. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Parent, or the organization indicated, for the past five years.

                                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------

Albert J. Dunlap..........................  Director, Chairman of the Board of Directors, Chief Executive Officer
                                            and President of Purchaser. See Part 1 of this Schedule I.

Russell A. Kersh..........................  Director, Chief Financial Officer and Treasurer of Purchaser. See
                                            Part 1 of this Schedule I.

David C. Fannin...........................  Director, Executive Vice President, General Counsel and Secretary of
                                            Purchaser. See Part 1 of this Schedule I.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

              BY MAIL:                      FACSIMILE TRANSMISSION:            BY HAND OR OVERNIGHT COURIER:
                                        (for Eligible Institutions Only)
                                                 (212) 815-6213
    Tender & Exchange Department                                                Tender & Exchange Department
           P.O. Box 11248                                                            101 Barclay Street
       Church Street Station                                                     Receive and Deliver Window
   New York, New York 10286-1248                                                  New York, New York 10286
                                          FOR CONFIRMATION TELEPHONE:
                                                 (800) 507-9357

     Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent or the Dealer Manager at the address and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.


                    The Information Agent for the Offer is:

                                HILL & KNOWLTON

                              466 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (800) 755-3002


                      The Dealer Manager for the Offer is:

                              MORGAN STANLEY & CO.
                                     INCORPORATED

                                 1585 BROADWAY
                               NEW YORK, NY 10036

                         (212) 761-6094 (CALL COLLECT)